As filed with the Securities and Exchange Commission on April 6, 2022.
Registration No. 333-260928

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 9
to
FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Prenetics Global Limited
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	3826	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Unit 701-706, K11 Atelier King’s Road
728 King’s Road, Quarry Bay
Hong Kong
+852 2210-9588
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, N.Y. 10168
+1 (800) 221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jonathan B. Stone, Esq. Paloma Wang, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong Tel: +852 3740-4700	Peter X. Huang, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 30/F, China World Office 2 No. 1, Jian Guo Men Wai Avenue Beijing 100004, P.R. China Tel: +86 10-6535-5500	Jesse Sheley Joseph Raymond Casey Ram Narayan Louis Rabinowitz Kirkland & Ellis International LLP 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central Hong Kong Tel: +852-3761-3300	Steve Lin Kirkland & Ellis International LLP 29th Floor, China World Office 2 No.1 Jian Guo Men Wai Avenue Beijing 100004, P.R. China Tel: +86 10-5737-9300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the share offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 9 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-4, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 9 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 8 to the Registration Statement, filed on March 30, 2022.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Amended PubCo Articles that PubCo expects to adopt and to become effective at the Initial Merger Effective Time provides for indemnification of our officers and directors to the maximum extent permitted by law for any liability incurred in carrying out their functions, except through their own dishonesty, actual fraud or willful default.
We have also entered into indemnification agreements with our directors and executive officers under the laws of the Cayman Islands, pursuant to which we have agreed to indemnify each such person and hold him harmless against expenses, judgments, fines and amounts payable under settlement agreements in connection with any threatened, pending or completed action, suit or proceeding to which he has been made a party or in which he became involved by reason of the fact that he is or was our director or officer. Except with respect to expenses to be reimbursed by us in the event that the indemnified person has been successful on the merits or otherwise in defense of the action, suit or proceeding, our obligations under the indemnification agreements are subject to certain customary restrictions and exceptions.
In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.
Item 21.   Exhibits and Financial Statement Schedules
Exhibit Number	Description
2.1#	Business Combination Agreement, dated as of September 15, 2021, by and among Artisan Acquisition Corp., Prenetics Global Limited, Prenetics Group Limited, AAC Merger Limited, and PGL Merger Limited.
2.2#	Amendment to Business Combination Agreement, dated as of March 30, 2022, by and among Artisan Acquisition Corp., Prenetics Global Limited, Prenetics Group Limited, AAC Merger Limited, and PGL Merger Limited.
3.1#	Amended and Restated Memorandum and Articles of Association of PubCo.
3.2#	Memorandum and Articles of Association of PubCo in effect prior to Closing.
4.1#	Specimen ordinary share certificate of PubCo.
4.2#	Specimen warrant certificate of PubCo.
4.3#	Warrant Agreement, dated May 13, 2021, between Artisan and Continental Stock Transfer & Trust Company.
5.1#	Opinion of Mourant Ozannes as to validity of ordinary shares of PubCo.
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the warrants of PubCo.

Exhibit Number	Description
8.1#	Opinion of Kirkland & Ellis LLP regarding certain U.S. tax matters.
10.1#	Form of PIPE Subscription Agreements.
10.2#	Deed of Novation and Amendment, dated as of September 15, 2021, by and among Artisan Acquisition Corp., Prenetics Global Limited, Artisan LLC and Aspex Master Fund.
10.3#	Deed of Novation and Amendment, dated as of September 15, 2021, by and among Artisan Acquisition Corp., Prenetics Global Limited, Artisan LLC and Pacific Alliance Asia Opportunity Fund L.P.
10.4#	Sponsor Support Agreement, dated as of September 15, 2021, by and among Prenetics Global Limited, Prenetics Group Limited, Artisan Acquisition Corp., Artisan LLC and other parties named therein.
10.5#	Registration Rights Agreement, dated as of September 15, 2021, by and among Prenetics Global Limited, Artisan Acquisition Corp., Artisan LLC and other parties named therein.
10.6#
Shareholder Support Agreements and Deed, dated as of September 15, 2021, by and among Prenetics Global Limited, Prenetics Group Limited, Artisan Acquisition Corp., and certain management shareholders named therein.

10.7#
Shareholder Support Agreements and Deed, dated as of September 15, 2021, by and among Prenetics Global Limited, Prenetics Group Limited, Artisan Acquisition Corp., and certain shareholders named therein.

10.8#	Assignment, Assumption and Amendment Agreement, dated as of September 15, 2021, by and among Prenetics Global Limited, Artisan Acquisition Corp. and Continental Stock Transfer & Trust Company.
10.9#	PubCo 2022 Equity Incentive Plan.
10.10#	Form of Indemnification Agreement between PubCo and each executive officer of PubCo.
10.11#	Letter Agreement, dated May 13, 2021, among Artisan, the Sponsor and Artisan’s officer and directors.
10.12#	Investment Management Trust Agreement, dated May 13, 2021, between Artisan and Continental Stock Transfer & Trust Company.
10.13#	Promissory Note, dated February 4, 2021, between Artisan and Sponsor.
10.14†#
Patent License Agreement, dated June 10, 2020, by and among Oxsed Limited, Oxford University (Suzhou) Science & Technology Co., Ltd. and Oxford University Innovation Limited, as amended on October 14, 2020.

10.15†#	Patent License Agreement, dated October 6, 2020, by and between Oxsed Limited and New England Biolabs Inc.
10.16†#	Patent License Agreement, dated October 12, 2020, by and between Oxsed Limited and Eiken Chemical Co., Ltd.
10.17†#	Collaboration Agreement, dated July 29, 2019, by and among Prenetics Limited, New Horizon Health Limited and Hangzhou New Horizon Health Technology Co., Ltd, as amended on December 18, 2019.
10.18#	Deed of Joinder, dated October 1, 2021, by and among Prenetics Global Limited, Prenetics Group Limited, Artisan Acquisition Corp. and Prudential Hong Kong Limited.
10.19#	Form of Amendment to PIPE Subscription Agreements.

Exhibit Number	Description
10.20#	Form of Deed of Amendment to Deed of Novation and Amendment.
10.21#	Sponsor Forfeiture and Conversion Agreement, dated as of March 30, 2022, by and among Prenetics Global Limited, Prenetics Group Limited, Artisan Acquisition Corp., Artisan LLC, Mr. William Keller, Mr. Mitch Garber, Mr. Fan (Frank) Yu and Mr. Sean O’Neill.
10.22#	Amendment to Sponsor Support Agreement, dated as of March 30, 2022, by and among Prenetics Global Limited, Prenetics Group Limited, Artisan Acquisition Corp., Artisan LLC and other parties named therein.
10.23#	Amendment to Shareholder Support Agreement, dated as of March 30, 2022, by and among Prenetics Global Limited, Prenetics Group Limited, Artisan Acquisition Corp. and certain management shareholders named therein.
21.1#	List of subsidiaries of PubCo.
23.1#	Consent of Marcum LLP
23.2#	Consent of KPMG.
23.3#	Consent of Frost & Sullivan.
23.4#	Consent of Mourant Ozannes (included in Exhibit 5.1).
23.5	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).
23.6#	Consent of DaHui Lawyers
99.1#	Form of Proxy Card.
99.2#	Consent of Cheng Yin Pan (Ben) to be named as a director.
99.3#	Representation under Item 8.A.4 of Form 20-F
99.4#	Consent of Cui Zhanfeng to be named as a director.
99.5#	Consent of Woo Ian Ying to be named as a director.
99.6#	Consent of Chiu Wing Kwan (Winnie) to be named as a director.
107#	Filing fee table.

#
Previously filed.

†
Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined that the omitted information (1) is not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on April 6, 2022.
Prenetics Global Limited
By:
/s/ Danny Sheng Wu Yeung

Name:
Danny Sheng Wu Yeung

Title:
Director

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Danny Sheng Wu Yeung Danny Sheng Wu Yeung	Director	April 6, 2022

AUTHORIZED REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, solely in his capacity as the duly authorized representative of Prenetics Group Limited, has signed this registration statement in the City of New York, New York, on April 6, 2022.
Authorized U.S. Representative
Cogency Global Inc.
By:
/s/ Collen A. De Vries

Name:
Collen A. De Vries

Title:
Senior Vice President